TRANSGLOBE ENERGY CORPORATION ANNOUNCES DIRECTOR/PDMR
SHAREHOLDINGS

AIM & TSX:  "TGL" & NASDAQ:  "TGA"

Calgary, Alberta, December 15, 2020 – TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces that it was notified on December 11, 2020 that Randy Neely acquired common shares as follows.

PDMR	Date of Acquisition	Number of Common Shares Acquired	Price	Number of Common Shares held following the transaction	% of Company's issued share capital held
Randy Neely	December 11, 2020	50,000	CAD $1.23	250,000	0.34%

Notification of a Transaction pursuant to Article 19(3) of Regulation (EU) No. 596/2014

1 1	Details of PDMR
a)	Name	Randy Neely
2	Reason for the notification
a)	Position / status	President & Chief Executive Officer
b)	Initial notification / amendment	Initial notification
3	Details of the issuer
a)	Name	TransGlobe Energy Corporation
b)	Legal Entity Identifier	549300QMNS6BDY8UUB03
4	Details of the transaction(s)
a)	Description of the financial instrument	Common Shares
b)	Identification code	ISIN for TransGlobe Energy Corporation Ordinary Shares: CA8936621066
c)	Nature of the transaction	Acquisition of Shares
d)	Price(s) and volume(s)	Price ($CAD) Volume
$1.23 50,000
e)	Aggregated information -
	Aggregated volume -	50,000 common shares
	Aggregated price	$1.23 CAD per share
f)	Date of the transaction	December 11, 2020
g)	Place of the transaction	TSX

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For Further information, please contact:

TransGlobe Energy Corporation Randy Neely, President and CEO Eddie Ok, CFO	+1 403 264 9888 investor.relations@trans-globe.com http://www.trans-globe.com or via Tailwind Associates or FTI Consulting
Tailwinds Associates (Investor Relations) Darren Engels	+1 403 618 8035 darren@tailwindassociates.ca http://www.tailwindassociates.ca
FTI Consulting (Financial PR) Ben Brewerton Genevieve Ryan	+44(0) 20 3727 1000 transglobeenergy@fticonsulting.com
Canaccord Genuity (Nomad & Joint-Broker) Henry Fitzgerald-O’Connor James Asensio	+44(0) 20 7523 8000
Shore Capital (Joint Broker) Jerry Keen Toby Gibbs	+44(0) 20 7408 409